Exhibit 99.1

For Immediate Release	CONTACT: MAP Pharmaceuticals, Inc. Lisa Johnson Media Contact 650-386-3122 ljohnson@mappharma.com

MAP Pharmaceuticals Announces Resignation of Chief Medical Officer

Mountain View, Calif. – February 5, 2008 – MAP Pharmaceuticals, Inc. (Nasdaq: MAPP), an emerging pharmaceutical company, announced today that Stephen B. Shrewsbury, M.B., Ch.B., Chief Medical Officer, will be leaving the company for personal reasons in early March 2008. Dr. Shrewsbury plans to provide consulting services to the company for a period of time after his departure.

“We want to thank Steve for his many contributions and wish him the best in his future endeavors,” said Timothy S. Nelson, President and Chief Executive Officer. “Steve has put into place a strong leadership team in the clinical organization to advance our two lead programs for pediatric asthma and migraine through late-stage development.”

“I am happy to have played a role in the development of our two lead product candidates, MAP 0004 and Unit Dose Budesonide (UDB),” stated Stephen B. Shrewsbury, M.B., Ch.B., Chief Medical Officer. “I made the difficult decision to leave MAP Pharmaceuticals for personal reasons and believe that the Company is well positioned to move forward with these very promising programs.”

About MAP Pharmaceuticals

MAP Pharmaceuticals develops and plans to commercialize new therapies for children and adults who suffer from diseases that the company believes are not treated adequately by currently available medicines. The company uses proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. The company has several product candidates in clinical development that address large market opportunities, including its two most advanced product candidates: UDB, a proprietary version of nebulized budesonide for the potential treatment of children with asthma; and MAP0004, a proprietary version of orally inhaled dihydroergotamine delivered by MAP Pharmaceuticals’ Tempo(TM) inhaler for the potential treatment of migraine. The company is also developing a proprietary combination of an inhaled corticosteroid with a long-acting beta2-agonist for the potential treatment of asthma and chronic obstructive pulmonary disease.